Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pain Therapeutics, Inc. 2000 Employee Stock Purchase Plan (Amended and Restated) of our reports dated February 1, 2010 with respect to the consolidated financial statements of Pain Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Pain Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

July 29, 2010